UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2010
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11311 (Commission File Number)	13-3386776 (IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI	48033
(Address of principal executive offices)	(Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
Lear Corporation (the “Company”) is seeking commitments from certain lenders to add a revolving credit facility of approximately $100 million to $125 million (the “Revolving Credit Facility”) under its existing Credit Agreement, dated October 23, 2009 (the “First Lien Agreement”), among the Company, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent and Collateral Agent, and the several lenders and agents from time to time parties thereto, and in connection therewith, amend and restate the First Lien Agreement. The First Lien Agreement provides for the ability to add additional tranches thereunder with the consent of the Administrative Agent and any new or existing lenders providing such facility.
The proposed terms of the Revolving Credit Facility would permit the Company to borrow for general corporate and working capital purposes and to issue letters of credit. The commitments under the Revolving Credit Facility would expire three years after the date of such amendment and restatement. The Revolving Credit Facility would be subject to terms and conditions substantially consistent with the terms and conditions of the First Lien Agreement.
In addition, on March 17, 2010, the Company proposed an amendment (the “Amendment”) of the First Lien Agreement to facilitate, among other things, possible future issuances and sales of unsecured debt securities of the Company of not less than $350 million in aggregate principal amount, and in connection therewith, to permit the application of the proceeds of any such unsecured debt securities to prepay amounts outstanding under the Company’s Second Lien Credit Agreement, dated November 9, 2009 (the “Second Lien Agreement”), with JPMorgan, as Administrative Agent and Collateral Agent, and the several lenders from time to time parties thereto, and to permit the possible application of existing cash of the Company to repay the remaining amounts outstanding under the Second Lien Agreement. The consent of a majority of the lenders under the First Lien Agreement is required in connection with the Amendment.
No assurances can be given that the Company will obtain the commitments necessary to add the Revolving Credit Facility to the First Lien Agreement or obtain the consent of the majority of the lenders necessary to consummate the Amendment or otherwise undertake or complete any of the other transactions contemplated thereby.
The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition and restructuring actions of the Company’s customers and suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms, further impairment charges initiated by adverse industry or market developments, the Company’s anticipated future performance, including, without limitation, its ability to maintain or increase revenue and gross margins, control future operating expenses and make necessary capital expenditures and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.
The forward-looking statements in this Current Report on Form 8-K are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation
Date: March 17, 2010	By:	/s/ Matthew J. Simoncini
		Name:	Matthew J. Simoncini
		Title:	Senior Vice President and Chief Financial Officer